Exhibit 4.9

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of March 29, 2017 (the “Signing Date”), is by and between Fosun Industrial Holdings Limited, a company organized under the laws of Hong Kong (the “Purchaser”), and Fanhua Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company”). The Purchaser and the Company are sometimes herein referred to each as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company and the Purchaser desire to provide for the allotment, issuance, sale and purchase of the number of ordinary shares, par value US$0.001 per share, each in the capital of the Company (the “Ordinary Shares”), as set forth in Section 1.1, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the issuance, sale and purchase and related transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Purchaser agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1       Issuance, Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, the Company agrees to allot, issue and sell to the Purchaser free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, claim or restriction of any kind or nature other than those imposed by the Memorandum and Articles of Association of the Company, and the Purchaser agrees to purchase from the Company and subscribe for, on the Closing Date (as defined below), 66,000,000 Ordinary Shares (the “Purchase Shares”). Upon written instruction from the Purchaser, the Purchase Shares may be issued to any Affiliate of the Purchaser that the Purchaser designated in accordance with Section 1.3 (b).

Section 1.2       Purchase Price. The purchase price per share shall be equal to the product of (a) the 20-day average closing price of the Company’s American Depositary Shares (the “ADS”) prior to the Signing Date, each of which represents 20 Ordinary Shares and is traded on the NASDAQ Global Select Market, multiplied by (b) 0.05. The total consideration payable by the Purchaser to the Company (the “Purchase Price”) shall be US$29,162,100.

Section 1.3       Closing.

(a)       Upon the terms and subject to the conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Purchase Shares shall occur remotely via the exchange of documents and signatures no later than 7 Business Days from the Signing Date (the “Closing Deadline”), provided that all closing conditions specified in Section 1.4 have been waived or satisfied (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or any other date and time that is agreed upon in writing by the Company and the Purchaser (the “Closing Date”).

(b)       At the Closing, (i) the Purchaser shall deliver the Purchase Price to the Company by wire transfer in immediately available funds, and (ii) the Company shall deliver or cause to be delivered to the Purchaser (a) a copy of the Company's updated register of members reflecting such Purchaser’s ownership of the Purchase Shares and (b) one or more certificates in definitive form for the Purchase Shares, in such denomination or denominations and registered in such name or names (each, a “Designated Party”) as the Purchaser requests upon notice to the Company at least five Business Days prior to the Closing Date.

(c)        At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the transactions as contemplated by this Agreement. All of the actions specified under Section 1.3(b) above shall take place simultaneously, and no such actions shall be taken or be deemed to have been taken unless each of the other actions are also taken and completed, and neither Party shall have an obligation to consummate the Closing unless all such actions (other than such actions to be taken by such Party) have been taken and completed.

For purposes of this Agreement:

“Affiliate” means in respect of a Person (as defined below), any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. “Control” with respect to any Person means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities or by contract, and such ability shall be deemed to exist when any Person holds a majority of the outstanding voting securities, or the economic rights and benefits, of such Person.

“Business Day” shall mean any day, other than a Saturday, Sunday or other day on which the commercial banks in the United States, People’s Republic of China, Hong Kong and the Cayman Islands are authorized or required to be closed for the conduct of regular banking business.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental or regulatory authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

Section 1.4       Closing Conditions.

(a)       Purchaser’s Closing Conditions. The obligation of the Purchaser to purchase and pay for the Purchase Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived by the Purchaser in its sole discretion:

(i)       The representations and warranties of the Company contained in Section 2.1 of this Agreement shall have been true and correct in all material respects (except for representations and warranties that are qualified by materiality or Material Adverse Effect (as defined below), which shall be true and correct in all respects) on the date of this Agreement and on and as of the Closing Date (except to the extent any such statement speaks expressly as of a specific date, in which event such statement is true and correct in all material respects (except for representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such specific date).

(ii)       All corporate and other actions required to be taken by the Company, including the approval from Company’s board of directors (the “Company Board”), in connection with the issuance and sale of the Purchase Shares shall have been completed.

(iii)       The Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(iv)       No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement; and no action, suit, proceeding or investigation shall have been instituted by a Governmental Authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement.

(v)       The Purchaser shall have received from Maples and Calder (Hong Kong) LLP, Cayman Islands counsel for the Company, an opinion substantially in the form attached as Exhibit A hereto, dated as of the Closing Date.

(vi)       There shall have been no Material Adverse Effect since the date hereof.

As used herein, “Material Adverse Effect” shall mean any event, circumstance, change or effect that is materially adverse to the business, condition (financial or otherwise), or results of operations of the Company and the Subsidiaries taken as a whole; provided, however, that in no event shall any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been, a “Material Adverse Effect”: (A) changes affecting the economic conditions or financial markets generally in any country or region in which the Company or any of its Subsidiaries conducts business; (B) changes in the general accounting principles or any interpretation thereof after the date hereof, or to applicable laws or the interpretation or enforcement thereof; (C) changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries operate; (D) changes affecting the financial, credit or securities markets in which the Company or any of its Subsidiaries operates, including changes in interest rates or foreign exchange rates; (E) effects resulting from the public announcement of the transactions contemplated by this Agreement; (F) natural disasters, declarations of war, acts of sabotage or terrorism or armed hostilities, in each case occurring after the date hereof; or (G) actions taken (or omitted to be taken) at the request of the Purchaser; provided, further, that events, circumstances, changes or effects set forth in clauses (A), (C) and (D) above shall be taken into account in determining whether a “Material Adverse Effect” has occurred or reasonably would be expected to occur if and to the extent such events, circumstances, changes or effects individually or in the aggregate have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries and geographic markets in which the Company and its Subsidiaries conduct their businesses. A “Subsidiary” means any entity over which the Company has the power or authority to direct the business, management and policies, whether through the ownership of voting securities, by contract or otherwise, directly or indirectly, including but not limited to any variable interests entities controlled by the Company.

(vii)       The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Purchased Shares, all of which shall be in full force and effect on the Closing Date.

(viii)       No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other Governmental Authority with respect to public trading in the ADSs.

(b)       Company’s Closing Conditions. The obligation of the Company to issue and sell the Purchase Shares to be sold to and purchased by the Purchaser as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(i)       The representations and warranties of the Purchaser contained in Section 2.2 of this Agreement shall have been true and correct in all material respects on the date of this Agreement and on and as of the Closing Date (except to the extent any such statement speaks expressly as of a specific date, in which event such statement is true and correct in all material respects as of such specific date).

(ii)       All corporate and other actions, including the approval from the Purchaser’s investment committee or other internal departments (the “Internal Approval”), required to be taken by the Purchaser in connection with the purchase of the Purchase Shares and delivery of the Purchase Price shall have been completed.

(iii)       The Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(iv)       No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement; and no action, suit, proceeding or investigation shall have been instituted by a Governmental Authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1       Representations and Warranties of the Company. Except as disclosed in the SEC Reports filed on or prior to the Signing Date and the Closing Date, the Company hereby represents and warrants to the Purchaser, as of the Signing Date and as of the Closing Date, as follows:

(a)       Organization and Authority.

(i)       The Company and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business in all material respects as is currently conducted.

(ii)       The Company has all necessary corporate power and authority, under its Memorandum and Articles of Association and any applicable laws, to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder has been duly authorized by all requisite action on the part of the Company. This Agreement has been duly executed by the Company and, assuming the authorization, execution and delivery by the Purchaser, constitutes the valid and legally binding obligations of the Company, enforceable in accordance with its respective terms and conditions, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b)       Capitalization.

(i)       The authorized share capital of the Company is US$10,000,000 divided into 10,000,000,000 Ordinary Shares, of which, as of February 13, 2017, 1,165, 072,926 Ordinary Shares are issued and outstanding. All issued and outstanding Ordinary Shares and ADSs” (together with Ordinary Shares, collectively, “Shares”) are validly issued, fully paid and non-assessable. As of the date of this Agreement, no Shares are reserved for future issuance except as provided in the 2007 share incentive plan of the Company (the “Plan”). Except as disclosed in the SEC Reports including but not limited to the disclosure relating to the Plan and the share incentive plan of InsCom Holdings Limited, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares in the capital of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares in capital of, or other equity interests in, the Company or any of its Subsidiaries. All Shares subject to issuance as aforesaid, upon issuance on the terms and subject to the conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares in the capital of the Company or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other Person.

As used herein, “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(ii)       All issued and outstanding Ordinary Shares, all outstanding ADSs, all outstanding awards under the Plan and all outstanding shares of capital stock of each of the Subsidiaries have been issued and granted in compliance with (i) all applicable Securities Laws and other applicable laws and (ii) all requirements set forth in applicable contracts. Neither the Company nor any of its Subsidiaries has issued any notes, bonds or other debt securities, or any option, warrant or other right to acquire the same, of the Company or any of its Subsidiaries. “Securities Laws” means the United States Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the listing rules of, or any listing agreement with the NASDAQ Global Select Market and any other applicable law regulating securities or takeover matters.

(c)       Due Issuance of the Purchase Shares. The issuance and allotment of the Purchase Shares have been duly authorized by and on behalf of the Company. When (i) the Purchase Shares have been paid for by the Purchaser pursuant to this Agreement, and (ii) an entry has been made on the register of members of the Company to reflect such Purchase Shares as being fully paid for, the Purchase Shares shall be validly issued, fully paid and non-assessable. The Purchase Shares, when issued, shall be free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, claim or restriction of any kind or nature, except for restrictions arising under the Securities Act.

(d)       Non-contravention; Compliance with Laws. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, in each case after approval by the Company Board, will (i) violate any provision of the Memorandum and Articles of Association, bylaws or other constitutional documents of the Company or its Subsidiaries, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the Company’s or any of its Subsidiaries assets are subject, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which the Company or any of its Subsidiaries is subject (including national, provincial and foreign, laws and regulations (including but not limited to China foreign exchange and tax laws and regulations) and United States federal and state securities laws and regulations) (“Legal Requirement”), or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, breaches, defaults or other occurrences which would not (x) prevent or materially delay the consummation of the transactions contemplated hereby, or (y) have a Company Material Adverse Effect.

The business of the Company and its Subsidiaries was and is not being conducted in violation of any law, regulation, rule or governmental, regulatory or judicial order applicable to the Company or the relevant Subsidiaries that had, has or will have a Material  Adverse Effect.

(e)       Filings, Consents and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the filing, consent, approval, order or authorization of, or registration with, or the giving notice to, any Governmental Authority or any third party, except (i) for compliance with the applicable requirements under the Exchange Act and the rules and regulations promulgated thereunder, (ii) for compliance with the rules and regulations of the NASDAQ Global Select Market, and (iii) and where the failure to obtain or make, as applicable, any such consent, approval, order or authorization of, registration, or notification would not have a Material Adverse Effect.

(f)       SEC Filings; Financial Statements.

(i)       The Company has filed or furnished all forms, reports, schedules, and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act since January 1 2014 (the forms, reports, schedules, and other documents referred to above being, collectively, the “SEC Reports”). The SEC Reports, as amended, (i) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There are no material outstanding or unresolved comments in comment letters from the SEC with respect to any of the SEC Reports.

(ii)       Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which would not have had a Material Adverse Effect).

(iii)       Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as of December 31, 2016, including the notes thereto, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be disclosed in accordance with GAAP, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since December 31, 2016, which would not have a Material Adverse Effect.

(iv)       The Company has provided the Purchaser with a reasonable opportunity to review drafts of the SEC Reports relating to the Agreement and the transaction contemplated therein prior to filing with, or furnishing to, the SEC.

(g)       Events Subsequent to Most Recent Fiscal Period. Since December 31, 2016, there has not occurred any Material Adverse Effect.

(h)       Litigation. There is no action, suit, inquiry, notice of proceeding, or investigation by or against the Company or any of its Subsidiaries or affecting the business or any of the assets of the Company or any of its Subsidiaries pending before any court or Governmental Authority, or, to the Company’s knowledge, threatened to be brought by or before any Governmental Authority which would result in a Material Adverse Effect.

(i)       Private Placement. The Purchase Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, as defined in Regulation S under the Securities Act (“Regulation S”). The Purchase Shares are being offered and sold by the Company solely to the Purchaser, which has represented to the Company that it is not a U.S. person, in an offshore transaction (as defined in Regulation S), in reliance upon Regulation S.

Section 2.2       Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the date hereof and as of the Closing Date, as follows:

(a)       Due Formation. The Purchaser and each Designated Party is a company duly incorporated, validly existing and in good standing under the laws of its place of incorporation, with full power and authority to own and operate and to carry on its business in the places and in the manner as currently conducted.

(b)       Authority. The Purchaser has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder has been duly authorized by all requisite actions on its part.

(c)       Valid Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)       Consents. Neither the execution and delivery by the Purchaser of this Agreement nor the consummation by it of any of the transactions contemplated hereby nor the performance by the Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving of notice to, any Governmental Authority or any third party, except as have been obtained, made or given.

(e)       No Conflict. Neither the execution and delivery by Purchaser of this Agreement, nor the consummation by it of any of the transactions contemplated hereby, nor compliance by Purchaser with any of the terms and conditions hereof will (i) violate any provision of the Memorandum and Articles of Association, bylaws or other constitutional documents of the Purchaser or any Designed Party, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser or any of the Designated Party is a party or by which the Purchaser or any of the Designated Party is bound or to which any of the Purchaser’s or any of the Designated Party’s assets are subject, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which the Purchaser or any of the Designated Party is subject (including national, provincial and foreign, laws and regulations (including but not limited to China foreign exchange and tax laws and regulations) and United States federal and state securities laws and regulations) (“Legal Requirement”), or by which any property or asset of the Purchaser or any of the Designated Party is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, breaches, defaults or other occurrences which would not prevent or materially delay the consummation of the transactions contemplated hereby.

(f)       Status and Investment Intent.

(i)       Experience. The Purchaser is a sophisticated investor and has independently evaluated the merits of its decision to purchase the Purchase Shares. In connection with such purchase, the Purchaser is not relying on the Company or any of its Affiliates or representatives (including any act, representation or warranty by the Company or any of its Affiliates or representatives) in any respect in making its decision to make such purchase except for such representations and warranties made by the Company under Section 2.1 hereof. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchase Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii)       Purchase Entirely for Own Account. The Purchaser is acquiring the Purchase Shares that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Purchase Shares in violation of the Securities Act or any other applicable state.

(iii)       Securities Law Matters. The Purchaser is not a U.S. person (as defined in Regulation S). The Purchaser has been advised and acknowledges that in issuing Purchase Shares to the Purchaser pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S. The Purchaser is acquiring its Purchase Shares in an offshore transaction in reliance upon the exemption from registration provided by Regulation S. The Purchaser acknowledges that the Company has provided the Purchaser with a reasonable opportunity to review drafts of the SEC Reports relating to the Agreement and the transaction contemplated therein and consents to the filing of such SEC Reports with, or furnishing to, the SEC

(iv)       Restrictive Legend. The Purchaser understands, and its Designated Party will understand, that the Purchase Shares are “restricted securities” within the meaning of Rule 144 of the Securities Act and will bear a legend or other restriction substantially to the following effect:

“THIS SECURITY EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (2) AN EXEMPTION OR QUALIFICATION UNDER THE ACT AND OTHER APPLICABLE SECURITIES LAWS OR (3) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED; AND (B) WITHIN THE UNITED STATES OR TO ANY U.S. PERSON, AS EACH OF THOSE TERMS IS DEFINED IN REGULATION S UNDER THE ACT, DURING THE SIX MONTHS FOLLOWING CLOSING OF THE PURCHASE. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.”

(v)       Information. The Purchaser has been furnished access to all materials such Purchaser has requested relating to the Company and its Subsidiaries and other due diligence information and documents, including certain balance sheet and income statement data of the Company on a consolidated basis for 2016, and the Purchaser has been afforded the opportunity to ask questions of and receive answers from representatives of the Company concerning the foregoing, including the terms and conditions of this Agreement. The Purchaser has consulted to the extent deemed appropriate by such Purchaser with such Purchaser’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Purchase Shares.

(vi)       No Broker. No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

(vii)       Financing. The Purchaser has sufficient funds available to it to purchase all of the Purchase Shares pursuant to this Agreement.

ARTICLE III

COVENANTS

Section 3.1       Lock-Up. Each of the Purchaser and Designated Parties agrees that it will not, without the prior written consent of the Company and except as provided under Section 1.1 and 1.3 relating to the Closing, (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, transfer, lend, assign, pledge, encumber, charge or otherwise dispose of any of the Purchase Shares or any right thereto or interest therein (“Transfer”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Purchase Shares or any right thereto or interest therein, in each case, prior to the one year from the Closing Date (the “Lock-up Period ”); provided, however, that notwithstanding the foregoing, the Purchaser shall have the right to transfer any Purchaser Shares to one or more of its Affiliates so long as such Affiliate(s) agree to comply with this Section 3.1 .

Section 3.2       Issuance of ADSs. Subject to Section 3.1 and following the expiration of the Lock-up Period, the provisions of the deposit agreement (the “Deposit Agreement”) by and among the Company, JPMorgan Chase Bank, N.A. (the “Depositary”) and holders from time to time of the American depositary receipts evidencing the ADSs and applicable Securities Laws, upon request of the Purchaser, the Company shall promptly cause the ADSs corresponding to the Purchase Shares to be issued in the name of the Depositary in compliance with the Deposit Agreement, and the Purchaser shall pay any fees or expense required to be paid to the Depositary in connection therewith, including ADS conversion fee and annual administrative fee charged by the Depositary.

Section 3.3       Further Assurances. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Section 4.1, the Parties shall use their commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby.

Section 3.4       Operation of Business. Between the date of this Agreement and the Closing, the Company and its Subsidiaries shall operate their respective businesses in the ordinary course consistent with past practice.

Section 3.5       Form F-3 Registration Rights. The Purchaser shall be entitled to request the Company to file a Form F-3 registration statement (the “Registration Statement”) to register the resale of Purchase Shares by the Purchaser, if the Company is then eligible to file on such form under the Securities Act; provided, however, that the Purchaser may exercise its registration right under this Section 3.5 twice, each time for the full Effective Period (as defined below).

(a)       At any time the Company is eligible to file registration statement on Form F-3 under the Securities Act to register the resale of the Purchase Shares by the Purchaser, the Purchaser may send a written request to the Company exercising its registration right under this Section 3.5. Upon receipt of such written request from the Purchaser, the Company shall use its best efforts to file such Registration Statement within sixty (60) days of receipt of written notice from the Purchaser and shall use commercially reasonable efforts to effect such Registration Statement and request the SEC to declare it effective within one hundred twenty (120) days of filing; provided, however, that the Company shall only keep such Registration Statement effective for a period of one hundred eighty (180) days (the “Effective Period”); provided, further, the Company shall not be obligated to effect any such registration pursuant to this Section 3.5:

(i)       if form F-3 is not available for such offering by the Purchaser;

(ii)       if the Purchaser, together with the holders of any other securities of the Company entitled to inclusion in such registration (together, the “Registrable Securities”), propose to sell the Registrable Securities at an aggregate price to the public of less than US$1,000,000;

(iii)       if the Company shall furnish to the holders of the Registrable Securities a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Company Board, it would be materially detrimental to the Company and its shareholders to file the Form F-3 Registration at such time, the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of no more than ninety (90) days after receipt of the request of the Purchaser under this Section 3.5; provided that the Company shall not register any of its other shares during such ninety (90) day period;

(iv)       if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations under the Securities Act other than a registration from which the Purchase Shares has been excluded (with respect to all or any portion of the Purchase Shares requested be included in such registration) pursuant to any other shareholder’s registration rights; or

(v)       in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(b)       All Registration Expenses incurred in connection with any registration pursuant to this Section 3.5 shall be borne by the Purchaser. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with this Section 3.5, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, “blue sky” fees and expenses and the expense of any audits incidental to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company.

(c)       Obligations of the Purchaser.

(i)       At least ten (10) Business Days prior to the first anticipated filing date of the Registration Statement, the Company shall notify the Purchaser in writing of the information the Company requires from the Purchaser with respect to such Registration Statement. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Section 3.5 with respect to the Purchase Shares that the Purchaser shall furnish to the Company such information regarding itself as required to effect and maintain the effectiveness of the registration of the Purchase Shares and shall execute such documents in connection with such registration as required to effectuate such registration.

(ii)       The Purchaser agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Registration Statement.

(iii)       The Purchaser agrees that, upon receipt of any notice from the Company that the prospectus that forms part of the Registration Statement may be supplemented or amended, the Purchaser will immediately discontinue disposition of Purchase Shares pursuant to the Registration Statement for no longer than forty five (45) days during an Effective Period (the “Blackout Period”). The Company may effectuate a Blackout Period no more often than twice in any twelve (12) month period. For the avoidance of doubt, any remaining days of the interrupted Effective Period shall commence and continue through expiration immediately upon the end of the Blackout Period.

(d)       The provisions in this Section 3.5 shall remain in full force and effect after Closing.

Section 3.6        Indemnification. Each of the Company and the Purchaser (an “Indemnifying Party”) shall indemnify and hold each other and their directors, officers, employees, advisors and agents (collectively,  the “Indemnified Party”) harmless from and against any losses, claims, damages, fines, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred  in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (a) the breach of any representation or warranty of such Indemnifying Party contained in this Agreement or in any schedule or exhibit hereto; or (b) the violation or nonperformance, partial or total, of any covenant or agreement of such Indemnifying Party contained in this Agreement for reasons other than gross negligence or willful misconduct of such Indemnified Party. In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any.

ARTICLE IV

MISCELLANEOUS

Section 4.1       Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to Closing, (i) by mutual agreement of the Parties, (ii) by any Party in the event that the Closing has not occurred by the Closing Deadline, provided, however, that the right to terminate this Agreement pursuant to this Section 4.1 shall not be available to any Party whose willful breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date.

Section 4.2       Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

Section 4.3       Dispute Resolution. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, performance breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of any Party to the dispute with notice (the “Arbitration Notice”) to the other Parties.

(i)	The Dispute shall be settled in Hong Kong in a proceeding conducted in English by one (1) arbitrator from the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.

(ii)	Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents reasonably requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(iii)	The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(iv)	During the course of the arbitral tribunal's adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

Section 4.4       Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 4.5       Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Company and the Purchaser and their respective heirs, successors and permitted assigns and legal representatives.

Section 4.6       Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Purchaser without the express written consent of the other Parties.

Section 4.7       Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party or Parties to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next Business Day following delivery if sent by courier or on the day of attempted delivery by postal service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to Purchaser, at:	Fosun Industrial Holdings Limited Room 808, ICBC Tower, 3 Garden Road Central, Hong Kong Attn: Sze Mei Ming

If to the Company, at:	Fanhua Inc. 27/F, Pearl River Tower No. 15 West Zhujiang Road, Tianhe District Guangzhou, Guangdong 510623 People’s Republic of China Attn: Peng Ge, Chief Financial Officer

With copy to:	Kirkland & Ellis 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong Fax: +852 3761-3301 Attn: Benjamin Su

Any Party may change its address for purposes of this Section 4.8 by giving the other Parties hereto written notice of the new address in the manner set forth above.

Section 4.8       Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties hereto with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 4.9       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

Section 4.10       Fees and Expenses. Except as otherwise provided in this Agreement, each Party will be responsible for all of its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

Section 4.11       Public Announcements. None of the Parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the Purchaser and the Company unless otherwise required by the Securities Laws or other applicable law, and the Parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

Section 4.12       Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 4.13       Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Fosun Industrial Holdings Limited

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Fanhua Inc.

By:
Name:
Title: